FOR IMMEDIATE RELEASE
Exhibit 2
October 25, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Notice Regarding the Half year Dividend
for the Fiscal Year Ending March 31, 2006 (The 47th Fiscal Year)
     Nissin Co., Ltd. (the “Company”) announces that the Company approved an increase of its per share dividend for the fiscal year ending March 31, 2006 (the 47th fiscal year), as described below, at the Board of Directors meeting held on October 25, 2005.
1. Reason for Increasing the Dividend
     The Company has decided to increase the share dividend for the fiscal year ending March 31, 2006, due to the fact that its consolidated net income is expected to exceed its previous projection, as announced in the news release titled, “Notice Regarding Adjustments in Financial Forecasts” dated today.
2. Half year Dividend for the Fiscal Year ending March 31, 2006 (April 1, 2005 ~ September 30, 2005.)

Half year Dividend Paid Last Year
	Previous Projection	Revision	(Fiscal year ended
	(May 9, 2005)	(October 25, 2005)	March 31, 2005)

Half year Dividend

per Share	¥1.55(1)	¥2.00(1)	¥1.14(2)

Notes:

1.	The Company implemented a 2-for-1 Stock split with the record date on September 30, 2005. The figures above do not reflect this split.

2.	As adjusted for the 2-for-1 Stock split in September 2004 and the 1.2-for-1 Stock split in May 2005.

Year-end dividend per share will be announced at the time of the announcement of the statement of interim financial results, expected on November 7, 2005.

3. Statements About Future Projections
     These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.